Free Writing Prospectus
Filed Pursuant to Rule 433
Dated November 8, 2012
Registration Statement Nos. 333-170703 and 333-170703-07

Free Writing Prospectus dated November 8, 2012

CNH Equipment Trust 2012-D

Issuing Entity

CNH Capital Receivables LLC

Depositor

CNH Capital America LLC Sponsor and Originator	New Holland Credit Company, LLC Servicer

The depositor has prepared a prospectus supplement dated November      , 2012 (subject to completion, dated November 8, 2012) and prospectus dated November 8, 2012 which describes the notes to be issued by the issuing entity.  You should review the prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Standard & Poor’s	Moody’s
Class A-1	A-1+ (sf)	P-1 (sf)
Class A-2	AAA (sf)	Aaa (sf)
Class A-3	AAA (sf)	Aaa (sf)
Class A-4	AAA (sf)	Aaa (sf)
Class B	A+ (sf)	A2 (sf)

It is a condition to the issuance of the notes that each class of the Class A notes receive the ratings listed above.  However, although the depositor expects the Class B notes to receive the ratings listed above, it is only a condition of issuance of the notes that the Class B notes receive a rating in the “A” category or its equivalent from each of Standard & Poor’s and Moody’s.

Joint Bookrunners of the Class A Notes
Citigroup	Deutsche Bank Securities	RBC Capital Markets
Co-Managers of the Class A Notes
Credit Agricole Securities		RBS

Joint Bookrunners of the Class B Notes
Citigroup	Deutsche Bank Securities	RBC Capital Markets

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS SUPPLEMENT AND A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR, THE ISSUING ENTITY, AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THIS OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-877-858-5407.